UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2025

J.P. Morgan Real Estate Income Trust, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	333-265588	87-3439916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

277 Park Avenue 9th Floor New York, New York		10172
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 270-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously disclosed, on August 22, 2024, an indirect subsidiary (the “Seller”) of J.P. Morgan Real Estate Income Trust, Inc. (the “Company”) entered into a Master Repurchase Agreement (the “Agreement”) with U.S. Bank National Association (the “Buyer”). The Agreement initially provided for a maximum aggregate purchase price of $150 million and had a three-year term plus two, one-year extension options. Subject to the terms and conditions thereof, the Agreement provided for the purchase, sale and repurchase of senior mortgage loans and participation interests in performing senior mortgage loans satisfying certain conditions set forth in the Agreement. Advances under the Agreement accrued interest at a per annum rate equal to the Term SOFR Base Rate (as defined in the Agreement) for a one-month period plus a margin as agreed upon by the Buyer and Seller for each transaction. The Agreement contained affirmative and negative covenants and provisions regarding events of default that are normal and customary for similar repurchase facilities. In connection with the Agreement, J.P. Morgan REIT Operating Partnership, L.P. (the “Operating Partnership”), entered into a Guaranty (the “Guaranty”) in favor of the Buyer under which the Operating Partnership agreed to provide a limited guarantee of the obligations of the Seller under the Agreement.

On November 14, 2025, the Seller, the Buyer and the Operating Partnership amended the Agreement and the Guaranty to increase the maximum aggregate purchase price from $150 million to $250 million. All other material terms of the Amendment and Guaranty remain the same.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.P. Morgan Real Estate Income Trust, Inc.

Date:	November 19, 2025	By:	/s/ Lawrence A. Goodfield, Jr.
Lawrence A. Goodfield, Jr. Chief Financial Officer and Treasurer